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                                                                    EXHIBIT 99.1

[KELLOGG NEWS RELEASE LETTERHEAD]



                         KELLOGG COMPANY RECOMMENDS SHARE OWNERS
                          NOT ACCEPT MINI-TENDER OFFER



         BATTLE CREEK, Mich. - Kellogg Company (NYSE:K) strongly recommends that share owners not accept TRC Capital Corporation's mini-tender offer to purchase up to 12,500,000, or approximately 3.1 percent, of Kellogg's outstanding common stock. TRC's offer price of $24.45 per share is less than Kellogg Company's closing price on April 27, 2001, the day before TRC commenced the tender offer, and is less than Kellogg Company's current trading price.

         The Securities and Exchange Commission (SEC) has issued an investor alert regarding mini-tender offers, which can be found on the SEC's web site at www.sec.gov/investor/pubs/minitend.htm. The SEC has said that mini-tender offers "have been increasingly used to catch investors off guard" and that investors "may end up selling their securities at below-market prices."

         TRC, based in Canada, recently has made a number of similar unsolicited mini-tender offers for stock at other companies who have recommended to share owners that they reject the offer.

         Kellogg Company urges investors to consult their financial advisor if they have additional questions.

         With annual sales of more than $9 billion, Kellogg Company is the world's leading producer of cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal bars, frozen waffles, and meat alternatives. Kellogg products are manufactured in 19 countries and marketed in more than 160 countries around the world. For more information about Kellogg products, visit Kellogg's web site at http://www.kelloggs.com or Keebler's web site at http://www.keebler.com.